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                                                                     Exhibit M-4

          [Cleary, Gottlieb, Steen & Hamilton London Office Letterhead]




                                                               November 13, 2002



To: The Korea Development Bank

16-3, Yoido-dong

Youngdungpo-gu

Seoul, Korea



Ladies and Gentlemen:

     We have acted as English counsel to The Korea Development Bank (the "Issuer"), a statutory juridical entity established in the Republic of Korea under The Korea Development Bank Act of 1953, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933 (the "Securities Act") of the Issuer's registration statement under Schedule B (No. 333-97299) (the "Registration Statement") relating to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the "Prospectus") and one or more supplements to the Prospectus, of the Issuer's unsecured debt securities (the "Debt Securities") and guarantees (the "Guarantees"). The Registration Statement relates to Debt Securities and Guarantees having an aggregate initial public offering price or purchase price of up to approximately U.S.$6,621,000,000 or the equivalent thereof. Certain of the Guarantees are to be issued in the form of deed poll guarantees (the "Deed Poll Guarantees") or securities guarantees pursuant to a guarantee agreement dated November 13, 2002 between the Issuer and Korea Electric Power Corporation.

     In arriving at the opinions expressed below we have reviewed the specimen form of the Deed Poll Guarantees attached to this letter.

     In rendering the opinions expressed below we have assumed and not verified:

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     (a) that each Deed Poll Guarantee will be or has been executed in the specimen attached to this letter;

     (b) that each Deed Poll Guarantee has been or will be duly authorised by the Issuer and that the Issuer has the power, capacity and authority to execute and deliver and to perform its obligations contained in such Deed Poll Guarantee;

     (c) the accuracy as to factual matters of each Deed Poll Guarantee (including, without limitation, the accuracy of the representations and warranties of the Issuer) and the compliance by the Issuer with its obligations under each Deed Poll Guarantee.

     Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that each Deed Poll Guarantee, when duly executed and delivered by the Issuer, will constitute a valid, binding and enforceable obligation of the Issuer.

     The expression "enforceable" as used above means that the obligations referred to are of the type which English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

     (a) The opinion set forth above as regards the binding effect and validity of the obligations and their enforceability against the contracting parties is subject to all limitations resulting from the laws of bankruptcy, insolvency, liquidation, administration, reorganisation, suretyship or similar laws of general application affecting creditors' rights.

     (b) Enforcement may be limited by general principles of equity. For example, equitable remedies may not be available where damages are considered to be an adequate remedy.

     (c) Where any obligations of any person are to be performed or observed in jurisdictions outside England, or by a person subject to the laws of a jurisdiction outside England, such obligations may not be enforceable under English law to the extent that performance or observance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

     (d) The choice of English law as the governing law of the Deed Poll Guarantees may be limited by the Contracts (Applicable Law) Act 1991 in certain circumstances, including, for example, in respect of laws which cannot be derogated from by contract or which are, irrespective of the governing law of the contract, mandatory in the relevant forum.

     (e) Where any person is vested with a discretion, or may determine any matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

     (f) Enforcement of rights may be or become limited by prescription or by the lapse of time or may be or become subject to defences of set-off or counterclaim.


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     (g) An English court is able, where the amount of a claim is denominated in a currency other than sterling, to give judgment in that other currency, as a matter of current procedural practice and at its own discretion.

     (h) Except in those cases where jurisdiction is determined in accordance with the provisions of the Council Regulation (EC) 44/2001 on jurisdiction and the recognition and enforcement of judgements in civil and commercial matters, the Brussels Convention on Jurisdiction in Civil and Commercial Matters of 1968 or the Lugano Convention on Jurisdiction in Civil and Commercial Matters, an English court has power to stay an action where it is shown that it can, without injustice to the plaintiff, be tried in a more convenient forum.

     (i) Any provision providing that any calculation, certification, determination, notification, minute or opinion will be conclusive and binding will not be effective if such calculation, certification, determination, notification, minute or opinion is fraudulent or made on an unreasonable or arbitrary basis or in the event of manifest error despite any provision to the contrary and it will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

     (j) Any provision providing for the payment of liquidated damages, compensation, additional interest or similar amounts might be held to be unenforceable on the ground that it is a penalty.

     (k) Any undertaking or indemnity may be void insofar as it relates to stamp duty payable in the United Kingdom.

     (l) An English court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of enforcement or of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

     (m) Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

     (n) There is some possibility that an English court would hold that a judgment on a particular agreement or instrument, whether given in an English court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

     (o) In the case of agreements which are not required by law to be in writing or evidenced in writing any provision of an agreement under hand may be amended by oral agreement or waived between the parties or by the conduct of the parties, notwithstanding any provision to the contrary. The most common example of a financing agreement which is required to be evidenced in writing is a guarantee.


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     (p) The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

     (q) The Deed Poll Guarantees may not be enforceable to the extent that the English law doctrines of frustration or mistake apply to them.

     (r) A power of attorney may be revoked in certain circumstances, even if it is stated to be irrevocable, unless the power of attorney is expressed to be irrevocable and is given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee.

     We express no opinion as to any agreement, instrument, or other document other than the Deed Poll Guarantees, or as to any liability to tax which may arise or be incurred as a result of or in connection with any Deed Poll Guarantee.

     The opinions set out in this opinion letter are limited to the laws of England as currently applied by the courts in England, and is given on the basis that this opinion letter will be governed by and construed in accordance with English law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion in any registration statement relating thereto filed by the Issuer with the Commission pursuant to Rule 462(b) under the Securities Act and to the references to us under the heading "Legal Matters" in the Prospectus and any prospectus relating to any such other registration statement, without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Commission thereunder for purposes of any part of the Registration Statement or any such other registration statement, including the exhibit as which this opinion is filed.

                                     Very truly yours,
                                     CLEARY, GOTTLIEB, STEEN & HAMILTON


                                     By    /s/ Andrew Shutter
                                        --------------------------
                                        Andrew Shutter, a Partner


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                           FORM OF DEED POLL GUARANTEE

THIS GUARANTEE is made by way of DEED POLL on o 2003 by THE KOREA DEVELOPMENT BANK (the "Guarantor"), a statutory juridical entity established under The Korea Development Bank Act of 1954, as amended, in the Republic of Korea, and wholly owned by the government of the Republic of Korea, in favour of the holders of the Notes from time to time (the "Noteholders").

WHEREAS:

(A) Pursuant to a fiscal agency agreement dated [insert applicable date], as amended, supplemented or restated as at the date hereof, between Korea Electric Power Corporation, a statutory juridical corporation established under The Korea Electric Power Corporation Act of 1980, as amended, in the Republic of Korea (the "Issuer" or "KEPCO") and [name of Fiscal Agent ] (the "Fiscal Agent") and the other agent named therein (the "Fiscal Agency Agreement"), the Issuer has issued [name of applicable Eurobond security] (the "Notes"). A reference to a numbered condition in this Guarantee shall be a reference to the conditions of the Notes (the "Conditions").

(B) At a meeting of the Noteholders, the Noteholders passed an Extraordinary Resolution, inter alia, sanctioning and approving certain modifications to the terms and conditions of the Notes (the "Proposed Amendments") and a proposal to eliminate the joint and several liability with respect to the Notes arising under the Korean Commercial Code of KEPCO's generation company subsidiaries (the "Proposal"), as set out in the Notice of Meeting dated [insert applicable date]. In connection with such Proposed Amendments and the Proposal, the Guarantor has agreed, subject to the satisfaction of certain conditions precedent, for the benefit of all the Noteholders, on the terms set forth herein, to fully, unconditionally and irrevocably guarantee, on an unsecured and unsubordinated basis, KEPCO's payment obligations under the Notes.

(C) The aforementioned conditions precedent have been satisfied in respect of the Notes;

(D)      The Notes are represented by a permanent global note (the "Global
         Note");

(E) The Global Note is deposited with a common depositary for Clearstream Banking, societe anonyme and Euroclear Bank S.A./N.V. as operator of the Euroclear System (each a "Clearing System"). The Notes represented by the Global Note are credited to a securities account or securities accounts with the Clearing Systems. Any Accountholder (as defined in the Fiscal Agency Agreement) with the relevant Clearing System which has any of the Notes credited to its securities account from time to time will, subject to and in accordance with the terms and conditions and operating procedures or management regulations of the relevant Clearing System, be entitled to transfer such Notes and (subject to and upon payment being made by the Issuer to the bearer in accordance with the terms of the Global Note) will be entitled to receive payments from the relevant Clearing System calculated by reference to the Notes credited to its securities account; and

(F) Capitalised terms not defined herein shall bear the meanings ascribed to them in the Fiscal Agency Agreement.

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NOW THIS GUARANTEE WITNESSES AS FOLLOWS:

1.    The Guarantor as primary obligor fully, unconditionally and irrevocably:

      (a) guarantees on an unsecured (subject to the provisions of clause 3 below) and unsubordinated basis to the Noteholders by way of continuing guarantee, the due and punctual payment of the principal of, premium, if any, and interest thereon and all other amounts payable by the Issuer on or in respect of the Notes (including any additional amounts which may become payable under Condition [insert applicable condition number] (Taxation) of the Notes) and all amounts under the Fiscal Agency Agreement as and when the same shall become due and payable in accordance with the terms of the Fiscal Agency Agreement and the Notes;

      (b) agrees that, if and each time that the Issuer shall fail to make any payments as and when the same shall become due and payable, the Guarantor will on demand (without requiring the relevant Noteholder first to take steps against the Issuer or any other person) pay to the Noteholder such amounts (as to which the certificate of the relevant Noteholder shall in the absence of manifest error be final and conclusive) in the currency in which the amounts are payable by the Issuer (as if the same were paid by the Issuer).

2. All payments of principal and interest in respect of the Notes that are paid or otherwise satisfied by the Guarantor pursuant to this Guarantee will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Republic of Korea or any political subdivision or any authority thereof or therein having power to tax, unless the deduction or withholding of such taxes, duties, assessments or governmental charges is required by law. If the Guarantor is required by law to make any such deduction or withholding, the Guarantor will pay such additional amounts by way of principal or interest as will result in the receipt by the Noteholders or Couponholders of the amounts which would otherwise have been receivable in respect of principal and interest had no such deduction or withholding been made, except that no such additional amounts shall be payable in respect of any Note or Coupon presented for payment:

      (a) by or on behalf of a holder who is subject to such taxes, duties, assessments or governmental charges in respect of such Note or Coupon by reason of his being connected with the Republic of Korea otherwise than merely by holding such Note or Coupon or receiving principal or interest in respect thereof;

      (b) by or on behalf of a holder who would not be liable for or subject to such deduction or withholding by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority if, after having been requested to make such a declaration or claim, such holder fails to do so; or

      (c) more than thirty days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to such additional payment on presenting the same for payment on the last day of such thirty-day period.

      For the purposes of this clause 2:

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      (x)   the "Relevant Date" in relation to any Note or Coupon means the date on which such payment first becomes due, except that if the amount of the moneys payable has not been received in [insert applicable time zone] by the Fiscal Agent on or prior to such due date it means that date on which, the full amount of such moneys having been so received, notice to that effect shall have been duly given to the Noteholders or Couponholders in accordance with Condition [insert applicable condition number]of the Notes (Notices); and

      (y) references to principal or interest in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this clause 2.

3. For so long as this Guarantee remains in effect, the Guarantor will not create or permit to subsist any mortgage, charge, pledge or other security interest upon the whole or any part of its assets, present or future, to secure any indebtedness, or to secure any guarantee of indebtedness, unless the Guarantee shall be secured equally and ratably therewith, except that the Guarantor may create or permit to arise or subsist:

      (a) any encumbrance over promissory notes or other commercial paper discounted or otherwise provided as security to or issued by the Guarantor where such encumbrance is created in favour of The Bank of Korea in the normal operation of its discount facilities or its facilities for the funding of loans by the Guarantor to customers of the Guarantor; or

      (b) any encumbrance over any immovable property owned by the Guarantor as security for the repayment by the Guarantor to a tenant of that property of any key money paid by such tenant to the Guarantor upon taking a tenancy or lease of that property; or

      (c) any statutory lien arising in the ordinary course of the Guarantor's business and not in connection with the borrowing or raising of money; or

      (d) any encumbrance arising or preference given under Korean law, applicable generally to corporations established under Korean law, by virtue of a failure by the Guarantor to meet an obligation, provided that such encumbrance shall not be permitted to subsist for more than 30 days; or

      (e) any encumbrance over any asset purchased by the Guarantor (or documents of title thereto) or arising in connection with improvements to any asset of the Guarantor as security for the unpaid balance of the purchase price thereof or costs of improvement thereto.

4. The obligations of the Guarantor under this Guarantee shall not be affected by any matter or thing which but for this provision might operate to affect the Guarantor's obligations, including, without limitation:

      (a) any time or indulgence granted to or composition with the Issuer or any other person;

      (b) the taking, variation, renewal or release of remedies or securities against the Issuer or any other person;


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      (c)   any unenforceability, invalidity or irregularity of the Notes, the
            Fiscal Agency Agreement or the Guarantee Agreement entered into between the Guarantor and KEPCO dated November 13, 2002 (the "Guarantee Agreement"); or

      (d)   any term or other provision of the Guarantee Agreement.

5. Where any discharge (whether in respect of the obligations of the Issuer or any security for the obligations of the Issuer or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on bankruptcy, liquidation or otherwise without limitation, the liability of the Guarantor under this Guarantee shall continue as if there had been no discharge or arrangement except by payment in full of the principal, premium, if any, and interest thereon and all other amounts payable on or in respect of the Notes and the Fiscal Agency Agreement. The Guarantor covenants that this Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof, interest and any other amounts due thereon. The Guarantor waives notice of any default under the Fiscal Agency Agreement or the Notes. Notwithstanding anything in this Guarantee, the Fiscal Agency Agreement or the Guarantee Agreement, the Guarantor hereby agrees that its obligations hereunder shall not be affected by any defence, right of set-off or similar right (with respect to KEPCO or any other person), counterclaim, recoupment or termination. Each Noteholder, acting bona fide and in good faith, shall be entitled to concede or compromise any claim that any payment, security or other disposition is liable to avoidance or repayment.

6. The Guarantor represents, warrants and covenants with each Noteholder that:

      (a) it is a statutory banking institution duly organised under the laws of the Republic of Korea and has and will have the necessary power to enable it to execute, deliver and perform its obligations under this Guarantee;

      (b) subject to the provisions of clause 3 hereof, this Guarantee constitutes a full unconditional and irrevocable, on an unsecured and unsubordinated basis, obligation of the Guarantor and will rank pari passu with all other outstanding and future unsecured and unsubordinated obligations of the Guarantor (subject to certain statutory exceptions under the laws of the Republic of Korea);

      (c) this Guarantee constitutes its legal, valid and binding obligations, enforceable against it;

      (d) all necessary consents and authorisations (if any) to enable it to enter into this Guarantee have been obtained and are and will remain in full force and effect;

      (e) the execution, delivery and performance of this Guarantee will not conflict with (i) any agreement binding on it or any of its assets;
            (ii) its constitutive documents, or (iii) any applicable law; and

      (f) that, for the avoidance of doubt, this Guarantee constitutes a guarantee of payment (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Fiscal Agent or the Paying Agent under the Fiscal Agency Agreement to any security held for payment of the obligations guaranteed thereunder.


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7.    The Guarantor shall be subrogated to all rights of the Noteholders against the Issuer in respect of any amounts paid to the Noteholders by the Guarantor pursuant to this Guarantee, provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon its rights of subrogation if, at the time of any such payments, any amounts are due and unpaid by the Guarantor under this Guarantee.

8. The obligations of the Guarantor hereunder shall not be affected by (i) the failure of any Noteholder or the Fiscal Agent or Paying Agent to assert any claim or demand or to enforce any right to remedy against the Issuer or any other person under the Fiscal Agency Agreement, the Notes or any other agreement or otherwise; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Fiscal Agency Agreement, the Notes or any other agreement, (iii) the release of any security held by any Noteholder or the Fiscal Agent or Paying Agent for the guaranteed obligations hereunder or any of them; (iv) the failure of any Noteholder or Fiscal Agent or Paying Agent to exercise any right or remedy against any other guarantor of the guaranteed obligations hereunder; or (v) any change in the ownership of the Guarantor.

9.    This Guarantee shall enure for the benefit of the Noteholders.

10. The records of the relevant Clearing System shall be conclusive evidence of the identity of the Accountholder and the number of Notes credited to the securities account of such Accountholder. For the purposes hereof a statement issued by the relevant Clearing System stating:-

      (a)   the name of the Accountholder to which such statement is issued; and

      (b) the aggregate nominal amount of Notes credited to the securities account of such Accountholder as at the opening of business on the day on which any payment is due under this Guarantee,

      shall be conclusive evidence of the records of the Clearing System as at the day on which any payment is due under this Guarantee.

11. In the event of a dispute, the determination by the Agent (as defined in the Fiscal Agency Agreement) of the identity of the Accountholder and the number of Notes credited to the securities account of such Accountholder shall (in the absence of manifest error) be final and conclusive for all purposes in connection with this Guarantee.

12. This Guarantee shall take effect as a Deed Poll for the benefit of the Noteholders from time to time and for the time being. This Guarantee shall be deposited with and held by the Fiscal Agent until all the obligations of the Guarantor hereunder have been discharged in full.

13. The Guarantor hereby acknowledges the right of every Accountholder to the production of, and the right of every Accountholder to obtain (upon payment of a reasonable charge) a copy of, this Guarantee, and further acknowledges and covenants that the obligations binding upon it contained herein are owed to, and shall be for the account of, the Noteholders, and that

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         each Accountholder shall be entitled severally to
         enforce the said obligations against the Guarantor.

14.   (a)   This Guarantee may not be modified, varied or amended without (i)
            the approval of the Noteholders by way of an Extraordinary
            Resolution and (ii) the prior written consent of the Guarantor.

      (b) Notwithstanding any other provision of this Guarantee, if the Notes are amended or modified to: (i) increase the principal amount or interest rate of the Notes, (ii) change the currency of payment with respect to the Notes, (iii) change the stated maturity of the Notes,
            (iv) provide for any new Events of Default under the Notes or (v) otherwise change the Conditions of the Notes or any provision of the Fiscal Agency Agreement which has the effect of increasing the obligations or liability of the Guarantor under this Guarantee, the terms of this Guarantee shall remain in full force and effect only as to the amounts agreed to be guaranteed hereunder and on the same terms as if no such amendment or modification as aforementioned had occurred.

15. This Guarantee is governed by, and shall be construed in accordance with, the laws of England.

16. The Guarantor hereby irrevocably agrees, for the exclusive benefit of the Noteholders and the Accountholders, that the courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and that accordingly any suit, action or proceedings (together referred to as "Proceedings") arising out of or in connection with this Guarantee may be brought in such courts.

17. The Guarantor hereby irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any such Proceedings in any such court and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agrees that a judgment in any such Proceedings brought in the English courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing contained in this clause shall limit any right to take Proceedings against the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

18. The Guarantor agrees that the process by which any Proceedings are begun may be served on it by being delivered to The Korea Development Bank, London branch at its principal place of business for the time being in England (currently 16th Floor, 99 Bishopsgate, London, EC2H 3XD). If the Guarantor ceases to maintain a branch in England, the Guarantor shall appoint a further person in England to accept service of process on its behalf.

19. Nothing herein shall affect the right to serve process in any manner permitted by law.




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IN WITNESS whereof the Guarantor has caused this Guarantee to be duly executed as a deed the day and year first above mentioned.

Executed as a deed                          )
by THE KOREA DEVELOPMENT                    )
BANK acting                                 )
by                                          )   ------------------------

in the presence of:-                        )

Witness:

Name:

Address:






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